Exhibit 99.1

For Immediate Release

Contacts:

Chiron Corporate Communications &

Investor Relations

Media:                    (510) 923-6500

Investors:               (510) 923-2300

CHIRON APPOINTS RICHARD WILLS TO BOARD OF DIRECTORS

— Tektronix CEO brings extensive product development and

global marketing experience to Chiron board —

EMERYVILLE, Calif., September 9, 2004 — Chiron Corporation (Nasdaq: CHIR) today announced that Richard Wills, age 49, has been appointed to the company’s board of directors.  Mr. Wills is chief executive officer and chairman of the board of Tektronix Inc., a technology company providing measurement solutions to the communications, computer and semiconductor industries worldwide.

“As a sitting CEO of a technology-based company similar to Chiron in size and scope, Mr. Wills brings valuable business experience and great enthusiasm to Chiron’s board of directors,” said Howard Pien, Chiron’s chief executive officer and chairman of the board.  “We look forward to the contributions Richard will make as Chiron continues to execute on its business strategy, implementing pioneering science to improve human health worldwide.”

Richard Wills became president and chief executive officer of Tektronix Inc. in 2000, after more than 20 years with the company.  In his time at Tektronix, Wills has held a variety of executive-level positions in marketing, product development and product-line management.  He played a key role in building Tektronix’s sales and marketing presence in Europe, the company’s largest market outside the United States, and in establishing the extensive global marketing capabilities of Tektronix in the Pacific and the United States.  Tektronix manufactures more than 1,000 products and maintains operations in North and South America, Europe and Asia Pacific, with manufacturing sites, development centers and distributors in more than 20 countries worldwide.

About Chiron

Through its global Blood Testing, Vaccines and BioPharmaceuticals businesses, Chiron Corporation addresses human suffering with more than 50 diverse products to detect, prevent and treat disease worldwide.  The company’s consistent success comes from its pioneering science, skill in delivering innovations in biotechnology and disciplined business approach.  Chiron believes that science has the power to improve people’s lives and harnesses that power to transform public health. For more information about Chiron, please visit www.chiron.com.

This year, Chiron Vaccines celebrates 100 years of advancing medicine with the anniversary of two founding companies.  In 1904, Emil von Behring and Achille Sclavo independently started companies in Germany and Italy, respectively, dedicated to the research, development and manufacture of vaccines to protect humanity from infectious disease.  As the fifth-largest vaccine manufacturer in the world, Chiron remains dedicated to the legacies of von Behring and Sclavo to prevent disease and develop new vaccines to improve human health globally.

This news release contains forward-looking statements, including statements regarding sales growth, product development initiatives, new product indications, new product marketing, acquisitions, and in- and out-licensing activities that involve risks and uncertainties and are subject to change.  A full discussion of the company’s operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company has filed with the SEC, including the form 10-K for the year ended December 31, 2003, and will be contained in all subsequent periodic filings made with the SEC.  These documents identify important factors that could cause the company’s actual performance to differ from current expectations, including the outcome of clinical trials, regulatory review and approvals, manufacturing capabilities, intellectual property protections and defenses, stock-price and interest-rate volatility, and marketing effectiveness.  In particular, there can be no assurance that Chiron will increase sales of existing products, successfully develop and receive approval to market new products, or achieve market acceptance for such new products.  There can be no assurance that Chiron’s out-licensing activities will generate significant revenue, nor that its in-licensing activities will fully protect it from claims of infringement by third parties.  In addition, the company may engage in business opportunities, the successful completion of which are subject to certain risks, including shareholder and regulatory approvals and the integration of operations.

Consistent with SEC Regulation FD, we do not undertake an obligation to update the forward-looking information we are giving today.

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